Exhibit 99.1

Fresh Del Monte Produce Announces Fourth Quarter and Full-Year 2010 Financial Results

CORAL GABLES, Fla.--(BUSINESS WIRE)--March 1, 2011--Fresh Del Monte Produce Inc. (NYSE:FDP) today reported financial results for the fourth quarter and year ended December 31, 2010. The Company reported a loss per diluted share of $0.16 in the fourth quarter of 2010 compared with earnings per diluted share of $0.44 for the fourth quarter of 2009. Excluding asset impairment and other charges (credits), net, the Company reported earnings per diluted share of $0.07 for the fourth quarter of 2010 compared with earnings per diluted share of $0.36 in the fourth quarter of 2009. Asset impairment and other charges (credits), net for the quarter, totaled $13.6 million, or $0.23 per diluted share, primarily associated with a write-off of certain isolated under-performing banana plantations in the Philippines. Asset impairment and other charges (credits), net, totaled a credit of $5.4 million, or $0.08 per diluted share, for the fourth quarter of 2009.

“During the quarter we continued to reinforce our global business platform with strategic measures to further streamline and enhance our operations, while sustaining what we believe to be one of the strongest balance sheets in the industry. We are seeing signs these efforts are having a positive effect on our operations and we are very optimistic this trend will continue in 2011,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer at Fresh Del Monte Produce.

Net sales for the quarter were $816.7 million, compared with $872.1 million in the fourth quarter of 2009. The decrease in net sales was the result of the Company’s previously announced rationalization of its melon program; lower volume of pineapple due to inclement weather conditions in the Company’s pineapple production areas in Central America; and lower sales in the Company’s other product and services business. For comparative purposes it is important to note that the fourth quarter of 2010 was a 13-week quarter compared with a 14-week fourth quarter in 2009.

Gross profit, excluding other charges (credits), net for the quarter was $40.0 million, compared with gross profit, excluding other charges (credits), net of $65.1 million in the fourth quarter of 2009. Gross profit for the quarter was negatively impacted by lower profitability in the Company’s banana business, primarily the result of higher fruit costs; lower sales in the Company’s other fresh produce and other products and services businesses; and the negative impact of unfavorable exchange rates in several producing countries.

Operating income, excluding other charges (credits), net for the quarter was $0.4 million, compared with operating income, excluding other charges (credits), net of $28.9 million in the prior year period. The decline was principally due to the decrease in gross profit.

Net income, excluding other charges (credits), net for the quarter was $4.0 million, compared with net income, excluding other charges (credits), net of $22.8 million in the fourth quarter of 2009. The decrease in net income reflects lower operating income, partially offset by tax benefits and lower foreign exchange losses.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

		Quarter ended		Year ended

	Income Statement:	December 31,	January 1,	December 31,	January 1,
		2010	2010	2010	2010
	Net sales	$816.7	$872.1	$3,552.9	$3,496.4
	Cost of products sold	776.7	807.0	3,271.8	3,170.4
	Other charges (credits), net (1)	0.4	(1.9)	8.7	15.2
	Gross profit	39.6	67.0	272.4	310.8

	Selling, general and administrative expenses	40.9	43.2	166.8	165.8
	Gain on sales of property, plant and equipment	1.3	7.0	9.2	11.2
	Asset impairment and other charges (credits), net (2)	13.2	(3.5)	37.3	8.0
	Operating (loss) income	(13.2)	34.3	77.5	148.2

	Interest expense, net	2.0	2.8	9.9	11.2
	Other expense, net	0.9	3.5	7.5	5.2

	(Loss) income before income taxes	(16.1)	28.0	60.1	131.8

	Provision for (benefit from) income taxes	(5.4)	1.0	(0.7)	(12.8)
	Net (loss) income	$(10.7)	$27.0	$60.8	$144.6

	Less: Net (loss) income attributable to noncontrolling interests	(1.1)	(1.2)	(1.4)	0.7
	Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(9.6)	$28.2	$62.2	$143.9

	Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$(0.16)	$0.44	$1.03	$2.26

	Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$(0.16)	$0.44	$1.02	$2.26

	Weighted average number of ordinary shares:
	Basic	59,062,206	63,606,778	60,535,978	63,570,999
	Diluted	59,062,206	63,781,092	60,710,939	63,668,352

	Selected Income Statement Data:
	Depreciation and amortization	$19.5	$20.5	$78.7	$83.7

	Non-GAAP Measures:
	Reported net (loss) income per share - Diluted	$(0.16)	$0.44	$1.02	$2.26
	Other charges (credits), net (1)	0.01	(0.03)	0.14	0.24
	Asset impairment and other charges (credits), net (2)	0.22	(0.05)	0.61	0.13
	Adjusted net income per share - Diluted (3)	$0.07	$0.36	$1.77	$2.63

	Reported gross profit	$39.6	$67.0	$272.4	$310.8
	Other charges (credits), net (1)	0.4	(1.9)	8.7	15.2
	Adjusted gross profit (3)	$40.0	$65.1	$281.1	$326.0

(1)	For 2010, other charges (credits), net related principally to exit activities in Brazil, the write-off of inventory and other costs as a result of damage caused by floods in our Guatemala banana farms and damage caused by the February earthquake in Chile, offset by insurance reimbursements. For 2009, other charges (credits), net related to an insurance reimbursement as a result of flood damage in our Brazil banana operations and exit activities in Brazil.

(2)	For 2010, asset impairment and other charges (credits), net related principally to impairments of fixed assets as a result of our decision to abandon an isolated area of our banana operation in the Philippines due to crop disease, exit activities in South Africa and Brazil, damage caused by floods in our Guatemala banana operations, damage caused by the February earthquake in Chile, the relocation of a port operation in North America and an impairment of an intangible asset in the United Kingdom, offset by insurance reimbursements. For 2009, asset impairment and other charges (credits), net related to exit activities in Brazil, Europe and Hawaii and impairments of intangible assets offset by insurance reimbursements.

(3)	Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 31, 2010					January 1, 2010
Segment Data:
	Net Sales		Gross Profit (Loss)			Net Sales		Gross Profit

Banana	$395.3	48%	$(10.7)		-27%	$385.5	44%	$3.7(	2)	6%
Other Fresh Produce	316.2	39%	42.5		108%	375.4	43%	49.9		74%
Prepared Food	93.5	11%	8.4		21%	89.3	10%	10.3		15%
Other Products and Services	11.7	2%	(0.6)		-2%	21.9	3%	3.1		5%
Total	$816.7	100%	$39.6		100%	$872.1	100%	$67.0		100%

	Year ended
	December 31, 2010					January 1, 2010
Segment Data:
	Net Sales		Gross Profit (Loss)			Net Sales		Gross Profit

Banana	$1,620.2	46%	$31.4(	1)	11%	$1,510.9	43%	$108.7(	2)	35%
Other Fresh Produce	1,523.7	43%	196.1(	3)	72%	1,551.5	44%	148.7(	4)	48%
Prepared Food	359.8	10%	45.6		17%	337.4	10%	52.2		17%
Other Products and Services	49.2	1%	(0.7)		0%	96.6	3%	1.2		0%
Total	$3,552.9	100%	$272.4		100%	$3,496.4	100%	$310.8		100%

	Quarter ended					Year ended
	December 31,		January 1,			December 31,		January 1,
Net Sales by Geographic Region:	2010		2010			2010		2010

North America	$385.9	47%	$405.1		46%	$1,741.3	49%	$1,675.9		48%
Europe	210.2	26%	266.4		30%	913.8	26%	995.2		28%
Asia	92.0	11%	84.3		10%	411.1	11%	420.2		12%
Middle East	112.9	14%	91.6		11%	421.1	12%	314.1		9%
Other	15.7	2%	24.7		3%	65.6	2%	91.0		3%
Total	$816.7	100%	$872.1		100%	$3,552.9	100%	$3,496.4		100%

(1) Banana gross profit for the year ended December 31, 2010 included a net charge of $2.1 million related to the write-off of inventory and other costs and an insurance reimbursement as a result of flood damage to our Guatemala banana farms.

(2) Banana gross profit for the quarter and year ended January 1, 2010 included an insurance reimbursement of $2.1 million related to flood damage at our banana farms in Brazil.

(3) Other fresh produce gross profit for the year ended December 31, 2010 included charges of $6.6 million principally related to the write-off of inventory as a result of damage caused by the February earthquake in Chile and exit activities in Brazil.

(4) Other fresh produce gross profit for year ended January 1, 2010 included charges of $17.1 million recorded during the second quarter of 2009 related to the write-down of growing crop inventory resulting from our decision to discontinue pineapple planting in Brazil.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)

	Year ended
	December 31,	January 1,
	2010	2010
Operating activities:
Net income	$60.8	$144.6
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	78.7	83.7
Amortization of debt issuance costs	2.3	3.3
Asset impairment charges	38.7	15.3
Gain on sales of property, plant and equipment	(9.2)	(11.2)
Foreign currency translation adjustment	0.6	9.4
Other changes	3.2	(15.1)
Changes in operating assets and liabilities:
Receivables	4.0	45.8
Inventories	31.1	19.8
Prepaid expenses and other current assets	5.3	5.5
Accounts payable and accrued expenses	(8.4)	(40.1)
Other noncurrent assets and liabilities	(9.7)	(3.5)
Net cash provided by operating activities	197.4	257.5

Investing activities:
Capital expenditures	(70.8)	(84.5)
Proceeds from sales of property, plant and equipment	16.0	17.6
Return of investment by an unconsolidated company	4.2	-
Net cash used in investing activities	(50.6)	(66.9)

Financing activities:
Net payments on long-term debt	(31.3)	(198.0)
Contributions from noncontrolling interests	3.4	14.8
Proceeds from stock options exercised	2.2	1.0
Repurchase of shares	(108.1)	-
Dividends paid	(2.9)	-
Net cash used in financing activities	(136.7)	(182.2)

Effect of exchange rate changes on cash	4.5	(1.5)

Net increase in cash and cash equivalents	14.6	6.9
Cash and cash equivalents, beginning	34.5	27.6
Cash and cash equivalents, ending	$49.1	$34.5

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 31,	January 1,
	2010	2010

Assets
Current assets:
Cash and cash equivalents	$49.1	$34.5
Trade accounts receivable, net	313.8	309.8
Other accounts receivable, net	63.4	65.2
Inventories	410.4	436.9
Other current assets	44.6	62.2
Total current assets	881.3	908.6

Investment in and advances to unconsolidated companies	4.0	10.4
Property, plant and equipment, net	1,033.1	1,068.5
Goodwill	406.4	409.0
Other noncurrent assets	192.9	199.5
Total assets	$2,517.7	$2,596.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$331.9	$316.9
Current portion of long-term debt and capital lease obligations	5.3	4.9
Other current liabilities	30.3	35.5
Total current liabilities	367.5	357.3

Long-term debt and capital lease obligations	290.3	320.3
Other noncurrent liabilities	228.4	223.2
Total liabilities	886.2	900.8

Total Fresh Del Monte Produce Inc. shareholders' equity	1,607.2	1,673.1
Noncontrolling interests	24.3	22.1
Total shareholders' equity	1,631.5	1,695.2
Total liabilities and shareholders' equity	$2,517.7	$2,596.0

Selected Balance Sheet Data:
Working capital	$513.8	$551.3
Total debt	$295.6	$325.2

Fourth Quarter 2010 Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 3% to $395.3 million during the quarter, compared with $385.5 million in the prior year period. The increase in net sales was primarily driven by higher sales volume in the Company’s Middle East, North America and Asia regions. Volume was up 4%. Worldwide pricing decreased $0.21, or 2%, to $12.77 per unit. The decrease was due to lower selling prices in the Company’s Middle East and Asia regions, partially offset by improved selling prices in Europe. Gross profit was a loss of $10.7 million in the quarter, compared with gross profit of $3.7 million in the prior year quarter. The decrease was primarily due to higher fruit costs, lower selling prices and unfavorable exchange rates in producing countries. Unit costs increased 2% as compared to the prior year quarter.

Other Fresh Produce

Net sales for the quarter decreased 16% to $316.2 million, compared with $375.4 million in the prior year fourth quarter. The decrease in net sales was primarily associated with planned volume reductions in the Company’s melon product line; and lower volume in the Company’s pineapple product line, the result of adverse weather conditions in the tropics. Gross profit was $42.5 million in the quarter, compared with $49.9 million in the fourth quarter of 2009.

  Gold pineapple – Net sales decreased 12% to $121.4 million. Volume was 16% lower. Pricing increased 5%. Unit cost increased 4%.
  Melon – Net sales decreased 58% to $29.1 million. Volume was 57% lower. Pricing and unit cost were in line with the prior year period.
  Fresh-cut – Net sales decreased 3% to $73.9 million. Volume was 6% lower. Pricing increased 2%. Unit cost increased 7%.
  Non-tropical – Net sales increased 21% to $42.9 million. Volume was 19% higher. Pricing was 2% higher. Unit cost increased 3%.
  Tomato – Net sales decreased 17% to $24.6 million. Volume was in line with the prior year period. Pricing decreased 15%. Unit cost decreased 16%.

Prepared Food

Net sales increased 5% to $93.5 million for the fourth quarter, compared with $89.3 million in the prior year period. The increase in net sales was primarily driven by higher sales in the Company’s beverage and canned pineapple product lines. Gross profit for the quarter was $8.4 million, compared with $10.3 million in the fourth quarter of 2009.

Other Products and Services

Net sales were $11.7 million for the quarter, compared with $21.9 million in the prior year period. The decrease was primarily due to lower net sales in the Company’s Argentine grain business. Gross profit was a loss of $0.6 million, compared with gross profit of $3.1 million in the prior year period.

Cash Flows for the Full-Year

Net cash provided by operating activities for the full-year of 2010 was $197.4 million, compared with $257.5 million for 2009. The decrease was primarily due to lower net income, partially offset by a decrease in inventory levels in the Company’s prepared food product line.

Total Debt

Total debt decreased from $325.2 million at the end of 2009 to $295.6 million at the end of 2010, a $29.6 million decrease.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous web cast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full-year 2010 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as the recent adverse weather conditions in the Company’s banana production areas, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended January 1, 2010 along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACT:
Fresh Del Monte Produce Inc.
Christine Cannella, 305-520-8433
Assistant Vice President, Investor Relations
www.freshdelmonte.com